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                                                                      EXHIBIT 11


                BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
              COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK



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
                                                                                            Quarter Ended
                                                                                 ------------------------------------
                                                                                 September 29, 1996   October 1, 1995
                                                                                 ------------------   ---------------
COMPUTATIONS FOR STATEMENTS OF INCOME

Primary earnings per share of common stock:

        Net loss                                                                 $      (5,262,000)   $    (3,300,000)
                                                                                 =================    ===============
        Average shares of common stock outstanding                                      28,927,000         28,927,000
        Incremental common shares applicable to common stock options based
          on the average market price during the period                                    131,601            140,487
                                                                                 -----------------    ---------------
        Average common shares, as adjusted                                              29,058,601         29,067,487
                                                                                 =================    ===============
        Earnings per share of common stock:                                      $           (0.18)   $         (0.11)
                                                                                 =================    ===============
Fully diluted earnings per share of common stock:

        Average shares of common stock outstanding                                      28,927,000         28,927,000

        Incremental common shares applicable to common stock options based on the more dilutive of the common stock ending or average market
          price during the period                                                          137,662            151,699
                                                                                 -----------------    ---------------
        Average common shares assuming full dilution                                    29,064,662         29,078,699
                                                                                 =================    ===============
        Fully diluted earnings per average share of common stock, assuming
          conversion of all applicable securities                                $           (0.18)   $         (0.11)
                                                                                 =================    ===============

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Note:  The dilutive effect of stock options is less than 3% and, accordingly, presentation is not required under Accounting Principles Board Opinion No. 15. The above is presented to comply with Securities and Exchange Commission regulations.